Exhibit 10.32

AMENDMENT NO. 1 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AND NON-COMPETITION AGREEMENT, (this “Agreement”) is made as of February 28, 2011, by and among Richard Markee (“Executive”), Vitamin Shoppe, Inc., a Delaware corporation, (“Parent”) and Vitamin Shoppe Industries Inc., a New York corporation (the “Company”).

Reference is made to that certain Employment and Non-Competition Agreement by and between Executive, Parent and Company dated September 9, 2009 (the “Employment Agreement”).

WHEREAS, the parties to this Agreement desire to amend the Employment Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 1 is hereby amended and restated in its entirety as follows:

1. “Position and Responsibilities. The Executive shall, effective April 4, 2011 (the “Effective Date”), serve as Executive Chairman of each of Parent and, in such capacity, shall be responsible for and shall perform such duties as are customarily performed by an executive chairman of a company of a similar size, and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority of the Board of Directors of Parent. The Executive shall report to the Board of Directors of Parent. The Executive shall not report or be subject to the authority of any officer or employee of Parent, VS Direct, Inc. or the Company. The Executive agrees to devote a majority of his business time, attention and services to the diligent, faithful and competent discharge of such duties for the successful operation of Parent’s, VS Direct’s and the Company’s business.”

2. Section 2 (A) is hereby amended and restated in its entirety as follows:

“(A) Salary. In consideration of the services to be rendered by the Executive to the Company, the Company shall, effective April 4, 2011, pay to the Executive a base salary of $400,000 per annum (such salary as it may be increased from time to time being hereinafter referred to as the “Base Salary”). Except as may otherwise be agreed, the Base Salary shall be payable in conformity with the Company’s customary practices for executive compensation as such practices shall be established or modified from time to time but shall be payable not less frequently than monthly. The Executive shall receive such increases or decreases in his Base Salary as the Board of Directors of the Company, upon recommendation of the Compensation Committee may from time to time approve in its sole discretion; provided, however, that the Executive’s Base Salary will be reviewed not less often than annually, with the first performance and financial review to occur in March 2012.

3. Section 2 (B) is hereby amended and restated in its entirety as follows:

(B) “Bonus Compensation. Effective April 4, 2011, each calendar year during the term of this Agreement, the Executive shall be eligible for a cash bonus award (the “Annual Cash Bonus”) with a target amount of fifty percent (50%) of his then current base salary pursuant to the Company’s then current Management Incentive Program (“MIP”). As currently constituted the MIP is based upon (i) the Company’s satisfaction of operating objectives specified by the Company’s Board of Directors each year in its sole discretion, and (ii) individual members of management’s satisfaction of certain individual operating objectives based upon their area of responsibility as specified by the Company’s Board of Directors in their sole discretion. Executive acknowledges that Company reserves the right to change the structure of the MIP from time to time, provided that any change will not affect Executive’s ability to receive an Annual Cash Bonus with a target of fifty percent (50%) of Executive base salary. Executive shall be paid his Annual Cash Bonus on or about March 1st of the calendar year following the year to which such bonus relates, but before the end of such calendar year. The parties acknowledge that the determination of the Annual Cash Bonus for the year in which Executive’s employment terminates (and possibly for the prior year) shall not be known on the date Executive’s employment terminates, and, if any, shall be paid by Company to Executive not more than thirty (30) days after the determination thereof, but in all events on or after March 1st of the calendar year following the calendar year of termination, but before the end of such calendar year. The Executive’s Annual Cash Bonus potential shall be reviewed annually for increase or decrease by the Compensation Committee and recommended to the Board of Directors for approval in their sole discretion. Executive acknowledges and agrees that as required under law or Company policy, incentive compensation to the extent received based on erroneous information, would be subject to recoupment for a three year period in the event of an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the federal securities laws.”

4. Section 2 (C) is hereby amended and restated in its entirety as follows:

The Executive will be entitled to participate, in accordance with the provisions thereof, in any health, and life insurance and other benefit plans and programs made available by the Company to its management employees generally, to age 65, unless such participation is prohibited by applicable law, by the terms of a policy, or would violate any applicable non-discrimination provision of ERISA or the Internal Revenue Code; provided Executive makes timely premium payments and contributions in the same amounts paid by the then current employees. To the extent such continued participation would be eliminated pursuant to the foregoing proviso, Executive shall be provided with additional severance in an amount determined by the Company’s actuarial consultants to be sufficient to allow Executive to purchase such insurance from a qualified insurance carrier. In addition, the Company shall provide Executive with term life insurance in an amount sufficient to allow his current wife to purchase health insurance to her attainment of age 65, in the event he were to die before she attains age 65.

5. Section 3 is hereby amended and restated in its entirety as follows:

3. “Term. The term of Executive’s employment hereunder shall commence on the Effective Date of the Agreement and shall terminate on September 10, 2013, unless earlier terminated as provided in Section 5 of the Agreement.”

6. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

7. This Agreement is an amendment to the Employment Agreement, and to the extent there is a discrepancy between this Agreement and the Employment Agreement, this Agreement shall control and supersede the Employment Agreement to the extent of such discrepancy. The Employment Agreement otherwise remains in full force and effect.

8. This Agreement, the Employment Agreement (as amended by this Agreement), and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt and prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Richard Markee
Executive:	Richard Markee

VITAMIN SHOPPE, INC. (successor in merger of VS Parent, Inc. into VS Holdings Inc.)

By:	/s/ James M. Sander
Name:	James M. Sander
Its:	Vice President and General Counsel

VITAMIN SHOPPE INDUSTRIES INC.

By:	/s/ James M. Sander
Name:	James M. Sander
Its:	Vice President and General Counsel